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                                                                    Exhibit 11

November 8, 2002


Nicholas-Applegate Institutional Funds
600 West Broadway
San Diego, California 92101

Ladies and Gentlemen:

     You have requested our opinion as to certain matters regarding the issuance by Nicholas-Applegate Institutional Funds, a business trust organized under the laws of the State of Delaware ("Trust"), of Institutional class shares of beneficial interest in Nicholas-Applegate Global Select Fund ("Global Select Fund") ("Class I Shares"), a series of the Trust, pursuant to a Plan of Reorganization and Termination ("Plan") adopted by the Trust on behalf of Global Select Fund and on behalf of Nicholas-Applegate Global Technology Fund and Nicholas-Applegate Global Health Care Fund, other series
of the Trust (each a "Target").   Under the Plan, Global Select Fund would
acquire the assets of a Target in exchange for Class I Shares and the assumption by Global Select Fund of the Target's liabilities. In connection with the Plan, the Trust is about to file a Registration Statement on Form N-14 ("Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended ("1933 Act"), the Class I Shares to be issued pursuant to the Plan.

     We have examined originals or copies believed by us to be genuine of the Trust's Amended and Restated Declaration of Trust dated February 19, 1999, and By-Laws (collectively, "Declaration of Trust"), minutes of meetings of the Trust's board of trustees, the form of Plan included in the Registration Statement, and other documents relating to the authorization and issuance of the Class I Shares we have deemed relevant. Based upon that examination, we are of the opinion that the Class I Shares being registered by the Registration Statement may be issued in accordance with the Plan and the Declaration of Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued those Class I Shares will be legally issued, fully paid, and non-assessable by the Trust.

     We hereby consent to this opinion's accompanying the Registration Statement and to the reference to our firm under the caption "Miscellaneous - Legal Matters" in the Prospectus/Proxy Statement included as part of the Registration Statement.

                                           Sincerely yours,

                                           KIRKPATRICK & LOCKHART LLP

                                           KIRKPATRICK & LOCKHART LLP